Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of American Standard Companies Inc. of our reports dated February 22, 2005, with respect to the consolidated financial statements of American Standard Companies Inc., American Standard Companies Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Standard Companies Inc., included in the 2004 Annual Report to Shareholders of American Standard Companies Inc.

Our audits also included the financial statement schedules of American Standard Companies Inc. listed in Item 15(a). These schedules are the responsibility of American Standard Companies Inc. management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

New York, NY
February 22, 2005